Exhibit 99.1

Chimera Expands its Board of Directors

NEW YORK--(BUSINESS WIRE)--March 26, 2010--Chimera Investment Corporation (NYSE: CIM) announced that three new independent directors will join the Company’s Board of Directors on April 1, 2010. Gerard Creagh was elected a Class I Director, Dennis Mahoney was elected a Class II Director, and John P. Reilly was elected a Class III Director. Each of the new directors will serve on the Company’s audit committee, compensation committee and nominating and corporate governance committee.

Mr. Creagh has served as President of Duff & Phelps, LLC since 2005. In 2001, Mr. Creagh built the Corporate Value Consulting Practice which expanded into Real Estate Advisory, Litigation Support, Fairness Opinions and Corporate Finance Advisory that was acquired by Duff & Phelps in 2005. Prior to this, Mr. Creagh led the American Valuation Services Practices as a Senior Partner with both Coopers & Lybrand and PriceWaterhouse Coopers.

Prior to his retirement in 2007, Mr. Mahoney served as Senior Vice President of Columbia Bank where he was responsible for expansion of alternative investment products and wealth management services. Before joining Columbia Bank he served as Executive Vice President and Chief Operating Officer of First Atlantic Savings. Earlier in his career, Mr. Mahoney served as Executive Vice President, Treasurer and CFO of Carteret Savings Bank where he oversaw all accounting, hedging, asset/liability analysis as well as debt and equity financing. Mr. Mahoney previously served as a board member of Cowger & Miller Mortgage Company and First Atlantic Savings.

Mr. Reilly is President and CEO of Keltic Financial Services, LLC which he co-founded in 1999. Prior to that he worked from 1977-1999 in various positions at Citicorp, including Global Product Head for Capital Markets, Credit, Corporate Finance and Real Estate in Citicorp’s Private Banking Group. He has served on six CLO boards and is currently a member of the board and audit, compensation and nominating committees of Scan Source, Inc.

"On behalf of Chimera’s shareholders, I want to thank Gerry Creagh, Dennis Mahoney and Jack Reilly for making this commitment to our company and welcome them to our board of directors," said Matthew Lambiase, Chimera’s chief executive officer and president. "I believe their experience and expertise will be a valuable addition to our company."

Chimera is a specialty finance company that invests in residential mortgage-backed securities, residential mortgage loans, real estate-related securities and various other asset classes. The Company's principal business objective is to generate net income for distribution to investors from the spread between the yields on its investments and the cost of borrowing to finance their acquisition and secondarily to provide capital appreciation. The Company, a Maryland corporation that has elected to be taxed as a real estate investment trust ("REIT"), is externally managed by Fixed Income Discount Advisory Company.

CONTACT:
Chimera Investment Corporation
Investor Relations 1-866-315-9930
www.chimerareit.com